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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G






                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)

                          Touch America Holdings, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          $6.875 Series Preferred Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    891539207
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 April 28, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ X ]   Rule 13d-1(b)

          [   ]   Rule 13d-1(c)

          [   ]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                               PAGE 1 OF 11 PAGES



-----------------------------------------                                        --------------------------------------
CUSIP No.   891539207                                      13G                   Page  2  of  11  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           Manulife Financial Corporation
           I.R.S. No.

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Canada

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             -0-

    Number of
      Shares
   Beneficially
     Owned by
       Each
    Reporting
      Person
       With
                    -------- -------------------------------------------------------------------------------------------
                       6     SHARED VOTING POWER

                             -0-

                    -------- -------------------------------------------------------------------------------------------
                       7     SOLE DISPOSITIVE POWER

                             -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, LLC


---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 2 OF 11 PAGES




-----------------------------------------                                        --------------------------------------
CUSIP No.   891539207                                      13G                   Page  3  of  11  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           John Hancock Financial Services, Inc.
           I.R.S. No. 04-3483032

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             -0-

    Number of
      Shares
   Beneficially
     Owned by
       Each
    Reporting
      Person
       With
                    -------- -------------------------------------------------------------------------------------------
                       6     SHARED VOTING POWER

                             -0-

                    -------- -------------------------------------------------------------------------------------------
                       7     SOLE DISPOSITIVE POWER

                             -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, LLC


---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 3 OF 11 PAGES




-----------------------------------------                                        --------------------------------------
CUSIP No.   891539207                                      13G                   Page  4  of  11  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           John Hancock Life Insurance Company
           I.R.S. No. 04-1414660

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Commonwealth of Massachusetts

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             -0-

    Number of
      Shares
   Beneficially
     Owned by
       Each
    Reporting
      Person
       With
                    -------- -------------------------------------------------------------------------------------------
                       6     SHARED VOTING POWER

                             -0-

                    -------- -------------------------------------------------------------------------------------------
                       7     SOLE DISPOSITIVE POWER

                             -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, LLC


---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IC, IA, HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 4 OF 11 PAGES




-----------------------------------------                                        --------------------------------------
CUSIP No.   891539207                                      13G                   Page  5  of  11  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           John Hancock Subsidiaries, LLC
           I.R.S. No. 04-2687223

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             -0-

    Number of
      Shares
   Beneficially
     Owned by
       Each
    Reporting
      Person
       With
                    -------- -------------------------------------------------------------------------------------------
                       6     SHARED VOTING POWER

                             -0-

                    -------- -------------------------------------------------------------------------------------------
                       7     SOLE DISPOSITIVE POWER

                             -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, LLC


---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 5 OF 11 PAGES




-----------------------------------------                                        --------------------------------------
CUSIP No.   891539207                                      13G                   Page  6 of  11  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           The Berkeley Financial Group, LLC
           I.R.S. No. 04-3145626

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             -0-

    Number of
      Shares
   Beneficially
     Owned by
       Each
    Reporting
      Person
       With
                    -------- -------------------------------------------------------------------------------------------
                       6     SHARED VOTING POWER

                             -0-

                    -------- -------------------------------------------------------------------------------------------
                       7     SOLE DISPOSITIVE POWER

                             -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its direct, wholly-owned subsidiary, John Hancock Advisers, LLC

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 6 OF 11 PAGES



-----------------------------------------                                        --------------------------------------
CUSIP No.   891539207                                      13G                   Page  7  of  11  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           John Hancock Advisers, LLC
           I.R.S. No. 04-2441573

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             165,278

    Number of
      Shares
   Beneficially
     Owned by
       Each
    Reporting
      Person
       With
                    -------- -------------------------------------------------------------------------------------------
                       6     SHARED VOTING POWER

                             -0-

                    -------- -------------------------------------------------------------------------------------------
                       7     SOLE DISPOSITIVE POWER

                             165,278

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           165,278

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           45.8%

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IA

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 7 OF 11 PAGES



         This amendment to the Statement is being filed to reflect the merger on April 28, 2004 pursuant to which John Hancock Financial Services, Inc. became a wholly-owned subsidiary of Manulife Financial Corporation ("Manulife") and Manulife became the ultimate beneficial owner of the securities included in this filing held by John Hancock Advisers, LLC.

         Item 1(a)    Name of Issuer:
                      --------------
                      Touch America Holdings, Inc.

         Item 1(b)    Address of Issuer's Principal Executive Offices:
                      -----------------------------------------------
                      40 N. Main Street
                       Butte, MT  59701

         Item 2(a)    Name of Person Filing:
                      ---------------------
                      This filing is made on behalf of Manulife Financial
                      Corporation ("MFC"), MFC's direct, wholly-owned
                      subsidiary, John Hancock Financial Services, Inc.
                      ("JHFS"), JHFS's direct, wholly-owned subsidiary, John
                      Hancock Life Insurance Company ("JHLICO"), JHLICO's
                      direct, wholly-owned subsidiary, John Hancock
                      Subsidiaries, LLC ("JHS), JHS's direct, wholly-owned
                      subsidiary, The Berkeley Financial Group, LLC ("TBFG") and
                      TBFG's direct, wholly-owned subsidiary, John Hancock
                      Advisers, LLC ("JHA")..

         Item 2(b)    Address of the Principal Offices:
                      --------------------------------
                      The principal business offices of MFC is located at 200
                      Bloor Street East, Toronto, Ontario, Canada, M4W 1E5;
                      JHFS, JHLICO and JHS are located at John Hancock Place,
                      P.O. Box 111, Boston, MA 02117. The principal business
                      offices of TBFG and JHA are located at 101 Huntington
                      Avenue, Boston, Massachusetts 02199.

         Item 2(c)    Citizenship:
                      -----------
                      MFC is organized and exists under the laws of Canada.
                      JHLICO was organized and exists under the laws of the
                      Commonwealth of Massachusetts. JHFS, JHS, TBFG and JHA
                      were organized and exist under the laws of the State of
                      Delaware.

         Item 2(d)    Title of Class of Securities:
                      ----------------------------
                      $6.875 Series Preferred Stock

         Item 2(e)    CUSIP Number:
                      ------------
                      891539207

         Item 3       If the Statement is being filed pursuant to Rule
                      ------------------------------------------------
                      13d-1(b), or 13d-2(b), check whether the person filing is a:
                      -----------------------------------------------------------

                      MFC:          (g) (X) Parent Holding Company, in accordance
                                            with ss.240.13d-1(b)(ii)(G).

                      JHFS:         (g) (X) Parent Holding Company, in accordance
                                            with ss.240.13d-1(b)(ii)(G).

                      JHLICO:       (c) (X) Insurance Company as defined in
                                            ss.3(a)(19) of the Act.

                                    (e) (X) Investment Adviser registered
                                            under ss.203 of the Investment
                                            Advisers Act of 1940.

                                    (g) (X) Parent Holding Company, in
                                            accordance with ss.240.13d-1(b)(ii)(G).

                      JHS:          (g) (X) Parent Holding Company, in accordance
                                            with ss.240.13d-1(b)(ii)(G).

                      TBFG:         (g) (X) Parent Holding Company, in accordance
                                            with ss.240.13d-1(b)(ii)(G).



                               PAGE 8 OF 11 PAGES



                      JHA:          (e) (X) Investment Adviser registered under ss.203
                                            of the Investment Advisers Act of 1940.

         Item 4       Ownership:
                      ---------

                      (a)  Amount Beneficially Owned:
                           -------------------------
                           JHA has direct beneficial ownership of 165,278 shares
                           of Convertible Preferred. Through their parent-subsidiary
                           relationship to JHA, MFC, JHFS, JHLICO, JHS and TBFG
                           have indirect, beneficial ownership of these same shares.

                      (b)  Percent of Class: 45.8%
                           ----------------

                      (c)  Number of shares as to which the person has:
                           -------------------------------------------

                           (i)      sole power to vote or to direct the vote:
                                    JHA has sole power to vote or to direct the vote of 165,278 shares of Convertible
                                    Preferred under the Advisory Agreements as follows:

                                                                                        Number    Date of Advisory
                         Fund Name                                                     of Shares  Agreement
                         ---------                                                     ---------  ---------
                         John Hancock Patriot Global Dividend Fund                      13,928    July 24, 1992
                         John Hancock Patriot Select Dividend Trust                     50,500    May 06, 1992
                         John Hancock Patriot Premium Dividend Fund I                   50,850    May 06, 1992
                         John Hancock Patriot Premium Dividend Fund II                  50,000    May 06, 1992

                             (ii)   shared power to vote or to direct the vote: -0-

                             (iii)  sole power to dispose or to direct the disposition of:
                                    JHA has sole power to dispose or to direct
                                    the disposition of 165,278 shares of
                                    Convertible Preferred under the Advisory
                                    Agreement noted in Item 4(c)(i) above.

                             (iv)   shared power to dispose or to direct the disposition of: -0-

         Item 5       Ownership of Five Percent or Less of a Class:
                      --------------------------------------------
                      Not applicable.

         Item 6       Ownership of More than Five Percent on Behalf of Another Person:
                      ---------------------------------------------------------------
                      See Item 4.

         Item 7       Identification and Classification of the Subsidiary which
                      ---------------------------------------------------------
                      Acquired the Security Being Reported on by the Parent Holding Company:
                      ---------------------------------------------------------------------
                      See Items 3 and 4 above.

         Item 8       Identification and Classification of Members of the Group:
                      ---------------------------------------------------------
                      Not applicable.

         Item 9       Notice of Dissolution of a Group:
                      --------------------------------
                      Not applicable.

         Item 10      Certification:
                      -------------
                      By signing below the undersigned certifies that, to the
                      best of its knowledge and belief, the securities referred
                      to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing
                      the control of the issuer of the securities and were not
                      acquired and are not held in connection with or as a
                      participant in any transaction having that purpose or
                      effect.



                               PAGE 9 OF 11 PAGES



                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                                     Manulife Financial Corporation


                                                     By:      /s/Wayne A. Budd
                                                              ----------------------------------------
                                                              Title:   Wayne A. Budd
Dated:  May 7, 2004                                           Name:    Senior Executive Vice President


                                                     John Hancock Financial Services, Inc.

                                                     By:      /s/Wayne A. Budd
                                                              --------------------------------------------
                                                              Name:    Wayne A. Budd
Dated:  May 7, 2004                                           Title:   Senior Executive Vice President and
                                                                       General Counsel


                                                     John Hancock Life Insurance Company

                                                     By:      /s/Wayne A. Budd
                                                              --------------------------------------------
                                                              Name:    Wayne A. Budd
Dated:  May 7, 2004                                           Title:   Senior Executive Vice President and
                                                                       General Counsel

                                                     John Hancock Subsidiaries, LLC

                                                     By:      /s/Ronald J. McHugh
                                                              --------------------------------------------
                                                              Name:    Ronald J. McHugh
Dated:  May 7, 2004                                           Title:   Senior Vice President and Treasurer


                                                     The Berkeley Financial Group, LLC

                                                     By:      /s/Susan S. Newton
                                                              ------------------------------
                                                              Name:    Susan S. Newton
Dated:  May 7, 2004                                           Title:   Senior Vice President


                                                     John Hancock Advisers, LLC

                                                     By:      /s/Susan S. Newton
                                                              ------------------------------
                                                              Name:    Susan S. Newton
Dated:  May 7, 2004                                           Title:   Senior Vice President




                               PAGE 10 OF 11 PAGES


EXHIBIT A

                             JOINT FILING AGREEMENT
                             ----------------------

         Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G (or any amendment thereof) need be filed on their behalf with respect to the beneficial ownership of any equity securities of Touch America Holdings, Inc. or any subsequent acquisitions or dispositions of equity securities of Touch America Holdings, Inc. by any of the undersigned.


                                                     Manulife Financial Corporation


                                                     By:      /s/Wayne A. Budd
                                                              ----------------------------------------
                                                              Title:   Wayne A. Budd
Dated:  May 7, 2004                                           Name:    Senior Executive Vice President


                                                     John Hancock Financial Services, Inc.

                                                     By:      /s/Wayne A. Budd
                                                              --------------------------------------------
                                                              Name:    Wayne A. Budd
Dated:  May 7, 2004                                           Title:   Senior Executive Vice President and
                                                                       General Counsel


                                                     John Hancock Life Insurance Company

                                                     By:      /s/Wayne A. Budd
                                                              --------------------------------------------
                                                              Name:    Wayne A. Budd
Dated:  May 7, 2004                                           Title:   Senior Executive Vice President and
                                                                       General Counsel


                                                     John Hancock Subsidiaries, LLC

                                                     By:      /s/Ronald J. McHugh
                                                              --------------------------------------------
                                                              Name:    Ronald J. McHugh
Dated:  May 7, 2004                                           Title:   Senior Vice President and Treasurer


                                                     The Berkeley Financial Group, LLC

                                                     By:      /s/Susan S. Newton
                                                              ------------------------------
                                                              Name:    Susan S. Newton
Dated:  May 7, 2004                                           Title:   Senior Vice President


                                                     John Hancock Advisers, LLC

                                                     By:      /s/Susan S. Newton
                                                              ------------------------------
                                                              Name:    Susan S. Newton
Dated:  May 7, 2004                                           Title:   Senior Vice President




                               PAGE 11 OF 11 PAGES